Exhibit 99.1

STOCKERYALE ANNOUNCES FOURTH QUARTER

AND 2007 ANNUAL FINANCIAL RESULTS

Salem, N.H. — February 28, 2008 — StockerYale, Inc. (NASDAQ: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, medical and defense markets, today announced its financial results for the fourth quarter and year ended December 31, 2007. The results include Photonic Products Ltd. from the Company’s acquisition date of October 31, 2006, and both years have been adjusted for discontinued operations.

2007 Business Highlights

•	Growth of 48% year-over-year in high margin specialty optical fiber (SOF) business

•	Key investments in medical product research and development and increased emphasis on medical market business development

•	Sizeable contract wins in target vertical markets including bio-instrumentation and security and defense

•	Acquired Spectrode, LLC and its next-generation pulsed thulium doped fiber laser technology for use in advanced countermeasure defense systems

•	Key operational management hires and new board members

“While pleased with the 55% increase in year-over-year revenues, we remain focused on increasing the pace with which operational improvements are impacting our financial performance,” stated Mark W. Blodgett, Chairman and Chief Executive Officer. “We took additional steps in the fourth quarter to drive more consistent financial performance across the Company, including all three product lines, and in particular at Photonic Products which has been a drag on performance over the past three quarters. We are pleased to report that steps taken to improve operational performance at Photonics Products are starting to bear fruit and should have a more significant impact beginning with the first quarter of 2008.”

“In 2007 we performed well in our target vertical markets and in product and business development. Our specialty optical fiber business grew 48% last year as we began to penetrate the medical market with new fiber-based products and first time shipments to Northrop Grumman for fiber optic hydrophones. Our LED systems business grew by 34% due in part to new customer applications for our chip-on-board LED technology. We expect our medical strategy to be a catalyst for greater revenues across all three product lines this year.”

2007 Financial Results

For the year ended December 31, 2007, net sales from continuing operations were a record $29.9 million, an increase of 55% compared to $19.4 million in the year ended December 31, 2006. Sales growth was led by lasers and associated diode revenues (74%), mainly due to the acquisition of Photonic Products. Specialty fiber (48%) and LED systems (34%) demonstrated strong organic growth as new products gained traction with customers. Gross profit was a record $9.0 million, an increase of 35% compared to $6.7 million in 2006. However, gross profit margin declined to 30% from 35% in 2006 due to foreign exchange, one-time charges, increased operating expenses and the mix of products due to the lower margin distributed and manufactured products of Photonic Products. Product mix accounted for approximately 2.3 points on margin, while foreign currency and one-time charges account for another 2 points of margin.

Operating expenses in 2007 increased 42% to $14.1 million from $9.9 million in 2006, net of non-cash asset amortization expenses. The increase was driven by sales and administrative expenses resulting from the acquisition of Photonic Products, Sarbanes-Oxley compliance costs and other IT expenditures. Operating expenses included approximately $0.4 million non-recurring expenses associated with a reduction in headcount in December 2007 and audit and legal fees relating to the acquisition of Photonic Products earlier in the year. Operating loss was $6.3 million compared to $3.7 million in 2006. EBITDA loss was $2.5 million and included $0.6 million of unfavorable foreign exchange impact, mainly the Canadian dollar, and $0.8 million of one-time charges. This compares with an EBITDA loss of $1.0 million in 2006. Net loss increased to $8.5 million, or $0.24 per share, from $5.2 million or $0.17 per share in 2006.

Fourth Quarter 2007 Financial Results

For the fourth quarter ended December 31, 2007, net sales from continuing operations were $7.5 million, an increase of 30% compared to $5.8 million in the fourth quarter ended December 31, 2006. Laser and associated diode revenues increased 38% to $5.6 million from $4.0 million in the fourth quarter ended December 31, 2006. Optical component revenues, mainly specialty optical fiber, grew 35%. Gross profit for the quarter was $1.5 million, or 20% of net sales, versus $1.7 million, or 30% of net sales, in the fourth quarter ended December 31, 2006. Excluding the impact of foreign exchange and one-time charges related to headcount reduction and inventory, gross profit would have been $2.2 million or a 30% gross margin.

Operating expenses for the fourth quarter ended December 31, 2007, were $4.3 million versus $2.7 million in the fourth quarter ended December 31, 2006, excluding non-cash charges relating to amortization of intangible assets. The increase primarily reflects the accretive sales and administrative expenses due to the acquisition of Photonic Products, increased marketing and advertising expense for new products, sales force expansion costs, expenses related to Sarbanes-Oxley compliance, other IT expenditures, as well as one-time charges related to workforce reductions implemented late in the quarter.

Operating loss increase was $2.8 million, up from $1.0 million in the fourth quarter ended December 31, 2006, excluding non-cash asset amortization expense. EBITDA loss was $2.1 million, which included $0.4 million related to unfavorable foreign exchange impact and $0.8 million related to one-time charges, compared to an EBITDA loss of $0.4 million in the same period of 2006. Net loss for fourth quarter 2007 was $3.4 million or $0.09 per share compared with $1.6 million or $0.05 per share for the fourth quarter of 2006.

First Quarter 2008 Financial Outlook

“Entering 2008, we are well positioned for growth from new products, operational improvements that should drive production efficiencies, and a strengthened management team with the recent addition of COO and CFO Tim Losik,” added Mr. Blodgett. “Tim’s extensive operating and financial experience serves to strengthen our focus on operational excellence, working capital efficiency and financial consistency and sustainability.”

Concluded Mr. Blodgett, “While we remain mindful that StockerYale’s long-term success is contingent upon an improvement in revenue generation, cost controls and additional strategic investments made in complementary products, we believe there already exists a foundation within the Company – the products, the people and the desire – to ensure our long-term success.”

Effective with this earnings announcement, StockerYale will provide financial outlook on a quarterly rather than annual basis. For the first quarter ended March 31, 2008, StockerYale expects net sales to be in the range of $7.6 million to $8.0 million. Cost control actions taken in 2007 are expected to reduce annual fixed operating costs by approximately $1.5 million in 2008.

Conference Call and Webcast

StockerYale will host a conference call to discuss results on Thursday, February 28, 2008 at 5:00 p.m. ET. Chairman, President and Chief Executive Officer Mark Blodgett and Chief

Operating Officer and Chief Financial Officer Tim Losik will discuss the quarterly and year-end results, as well as the Company's outlook for the first quarter of 2008. Interested parties may participate in the conference call by dialing 800-240-7305 (international dial-in 303-262-2138). No passcode is required for the call.

A telephonic replay of the conference call will be available through March 6, 2008 by dialing 800-405-2236 (international dial-in 303-590-3000) and entering passcode 11109001#. The webcast will be archived on the Company's web site for twelve months.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user's overall understanding of the Company's current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company's core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company's GAAP results.

The Company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to net loss for the fourth quarter of and year ended 2007 is as follows:

	Three Months Ended		Twelve Months Ended
	$ in thousands (Unaudited)
	December 31,
	2007	2006	2007	2006
Net Loss	(3,365)	(1,623)	(8,456)	(5,162)

(Income)/Loss from discontinued operations	(21)	(51)	(110)	(60)
Plus:
Interest expense (net)	201	119	1,408	718
Depreciation	545	476	1,999	1,865
Intangible asset amortization	334	232	1,265	471
Deferred compensation	169	102	534	388
Taxes	(235)	51	(445)	51
Warrant & debt amortization	253	259	1,302	771

EBITDA Loss	(2,119)	(435)	(2,503)	(958)

Consolidated Statement of Operations

(Unaudited)

($ In thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net Sales	$7,544	$5,822	$29,887	$19,350
Cost of Sales	6,029	4,107	20,852	12,659

Gross Profit	1,515	1,715	9,035	6,691
Research & Development Expenses	956	718	3,206	2,772
Selling, General & Administrative Expenses	3,392	2,010	10,865	7,130
Amortization of Intangible Assets	334	232	1,265	471

Operating Income/(Loss)	(3,167)	(1,245)	(6,301)	(3,682)
Interest Income & Other Income/(Expense)	145	154	(108)	56
Warrant & Debt Acquisition Expense	253	259	1,302	771
Interest Expense	346	273	1,300	774

Loss before taxes from Continuing Operations	(3,621)	(1,623)	(9,011)	(5,171)
Tax Provision (Benefit)	(235)	51	(445)	51

Net Loss from Continuing Operations	(3,386)	(1,674)	(8,566)	(5,222)

Income/(Loss) from Discontinued Operations	21	51	110	60

Net Loss	(3,365)	$(1,623)	(8,456)	$(5,162)

Loss Per Share
Loss from Continuing Operations	$(0.09)	$(0.05)	$(0.24)	$(0.17)
Income/(Loss) from Discontinued Operations	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Net Loss Per Share	$(0.09)	$(0.05)	$(0.24)	$(0.17)
Weighed Average Shares Outstanding	36,242,007	31,951,129	34,919,715	29,600,337

Consolidated Balance Sheet

(Unaudited)

	December 31,
	2007	2006
Assets
Total Current Assets	$10,775	$9,832
Property, Plant & Equipment, Net	10,464	11,255
Other Assets	12,798	13,892

	$34,038	$34,979
Liabilities & Stockholders Equity
Total Current Liabilities	$8,269	$8,864
Long Term Debt	11,864	3,610
Long Term Lease and Other Liabilities	4,473	3,162
Stockholders Equity	9,432	12,190

Total Liabilities & Stockholders Equity	$34,038	$34,979

ABOUT STOCKERYALE

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company's web site at www.stockeryale.com

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale's goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale's new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale's ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management's current expectations and are inherently uncertain. You should also refer to the discussion under "Factors Affecting Operating Results" in StockerYale's annual report on Form 10-KSB and the Company’s quarterly reports on Form 10-QSB for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

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Contact:

The Piacente Group

Sanjay M. Hurry, (Investor Relations Counsel, StockerYale)

(212) 481-2050

sanjay@tpg-ir.com